Exhibit 99.1

Montpelier Reports Third Quarter Financial Results

•                  Operating EPS of $0.86, highlighted by a 38% loss ratio and 74% combined ratio.

•                  Fully converted book value per share of $32.27, a 2.3% increase from June 30, 2014.

HAMILTON, Bermuda, October 27, 2014 — Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported its financial results for the quarter ended September 30, 2014.

Fully converted book value per common share was $32.27, an increase of 2.3% from June 30, 2014 and an increase of 11.2% from December 31, 2013, each after taking into account common share dividends declared during the periods.

Operating income for the quarter was $40 million, or $0.86 per common share. Net income was $35 million, or $0.75 per common share. Net income for the quarter included $16 million of net foreign exchange gains and $21 million of realized and unrealized investment losses.

Net premiums written in the third quarter were up 13% year-over-year, when adjusting for reinstatements, with increased writings within the Company’s Montpelier at Lloyd’s and Collateralized Reinsurance segments offsetting a decrease in writings at Montpelier Bermuda.  Net premiums earned in the third quarter were up 7% on the same basis.

The loss ratio for the quarter was 38%, which includes $20 million of net losses from June 2014 catastrophe events, offset by $37 million of favorable prior year loss reserve movements.  The combined ratio was 74% for the quarter.

Net investment income was $12 million for the quarter, and the total return on the investment portfolio was -0.3%.

Christopher Harris, President and Chief Executive Officer, said, “Our underwriting teams executed well in a competitive market environment during the third quarter, driving solid profitability with a 74% combined ratio.  We are well positioned to navigate a challenging market by building on our strengths as a long-term partner for our investors and clients.”

During the third quarter of 2014, the Company repurchased a total of 1,848,726 common shares at an average price of $31.12 per share.  The Company’s common shares outstanding at September 30, 2014 were 44.3 million, down more than 10% from year-end.  During the fourth quarter of 2014, the Company has repurchased an additional 939,395 common shares.

Please refer to Montpelier’s September 30, 2014 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Montpelier, through its operating subsidiaries, is a global provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the U.S. Securities and Exchange Commission.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer period, on Tuesday, October 28, 2014 at 8:00 a.m. Eastern Time.

The call will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-877-444-2208 (toll free) or 1-412-317-0779 (international) or 1-855-669-9657 (Canada toll free).  The archived webcast will be available at www.montpelierre.bm approximately one hour after the call. The telephone replay will be available by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the conference ID number 10052196.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission, for specific important factors that could cause actual results to differ materially from those contained in forward- looking statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our results, future dividends on, or repurchases of, common shares or preferred shares to change include, but are not limited to: market conditions affecting the prices of our common shares or preferred shares; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including those that may result from changes in climate conditions, including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to effectively execute the business plans of the Company, its subsidiaries and any new ventures that it may enter into; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro-rata contracts and certain excess-of-loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, including our dependency on the loss information we receive from cedants and brokers; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency and interest rate fluctuations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contacts:

Montpelier Re Holdings Ltd.

Investors:

Laura Newhook, 1-441-278-5067
Manager, Marketing and Investor Relations

Media:

Jeannine Menzies, 1-441-299-7570
Corporate Affairs Manager

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share amounts)

unaudited

	September 30,		December 31,
	2014		2013
Assets

Fixed maturity investments, at fair value	$1,928.5		$2,430.8
Equity securities, at fair value	169.2		117.3
Other investments	670.9		78.8
Cash, restricted cash and cash equivalents	503.8		602.1

Total Investments and Cash	3,272.4		3,229.0

Reinsurance recoverable on unpaid losses	55.5		63.6
Reinsurance recoverable on paid losses	9.2		3.6
Insurance and reinsurance premiums receivable	264.5		203.4
Unearned reinsurance premiums ceded	40.5		22.6
Deferred insurance and reinsurance acquisition costs	61.7		51.5
Accrued investment income	9.5		15.0
Amounts receivable under reverse repurchase agreements	—		80.8
Unsettled sales of investments	208.4		58.8
Other assets	27.5		30.2

Total Assets	$3,949.2		$3,758.5
Liabilities

Loss and loss adjustment expense reserves	$830.3		$881.6
Debt	403.2		399.2
Unearned insurance and reinsurance premiums	364.7		276.7
Insurance and reinsurance balances payable	60.1		43.3
Investment securities sold short, at fair value	82.1		155.6
Unsettled purchases of investments	260.9		58.8
Accounts payable, accrued expenses and other liabilities	57.9		56.3

Total Liabilities	2,059.2		1,871.5

Shareholders’ Equity

Non-cumulative preferred shares	150.0		150.0
Common shares and additional paid-in capital	778.2		900.6
Common shares held in treasury, at cost	(40.0)		(18.9)
Retained earnings	754.4		612.8
Accumulated other comprehensive loss	(3.4)		(2.4)

Total Shareholders’ Equity available to the Company	1,639.2		1,642.1

Non-controlling interests	250.8		244.9

Total Shareholders’ Equity	1,890.0		1,887.0

Total Liabilities and Shareholders’ Equity	$3,949.2		$3,758.5

Common and common equivalent shares outstanding:

Common shares outstanding (000s)	44,326	sh	49,274	sh
Common and common equivalent shares outstanding (000s)	46,143		50,722

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Underwriting revenues

Gross insurance and reinsurance premiums written	$128.9	$114.5	$641.4	$618.4
Ceded reinsurance premiums	(13.2)	(13.0)	(83.7)	(93.1)
Net insurance and reinsurance premiums written	$115.7	$101.5	$557.7	$525.3

Gross insurance and reinsurance premiums earned	$189.2	$176.7	$550.3	$528.3
Earned reinsurance premiums ceded	(24.0)	(23.7)	(65.7)	(76.7)
Net insurance and reinsurance premiums earned	165.2	153.0	484.6	451.6

Underwriting expenses

Loss and loss adjustment expenses - current year	(99.6)	(62.8)	(266.2)	(226.3)
Loss and loss adjustment expenses - prior year	37.0	36.0	109.7	102.1
Insurance and reinsurance acquisition costs	(27.5)	(24.5)	(81.7)	(69.2)
Operating expenses	(19.4)	(20.6)	(60.4)	(60.5)
Incentive compensation expenses	(12.8)	(10.7)	(27.5)	(24.1)

Underwriting income	42.9	70.4	158.5	173.6

Net investment income	11.9	16.7	37.2	49.8
Other income	0.2	—	0.2	—
Net realized and unrealized investment gains (losses)	(17.6)	4.6	24.9	(57.3)
Net foreign currency gains (losses)	9.9	(22.3)	(0.7)	(6.5)
Net losses from derivative instruments	(0.1)	(6.7)	(16.4)	(14.3)
Interest and other financing expenses	(4.7)	(4.7)	(14.1)	(14.1)
Income tax benefit (provision)	(0.2)	(0.1)	(0.3)	0.1

Net income	42.3	57.9	189.3	131.3

Net income attributable to non-controlling interest	(4.2)	(1.6)	(17.5)	(3.5)

Net income available to the Company	38.1	56.3	171.8	127.8

Dividends declared on non-cumulative preferred shares	(3.3)	(3.3)	(10.0)	(10.0)

Net income available to the Company’s common shareholders	$34.8	$53.0	$161.8	$117.8

Net income	$42.3	$57.9	$189.3	$131.3

Net change in foreign currency translation	(2.4)	3.1	(1.0)	(0.1)

Comprehensive income	39.9	61.0	188.3	131.2

Net income attributable to non-controlling interest	(4.2)	(1.6)	(17.5)	(3.5)

Comprehensive income available to the Company	$35.7	$59.4	$170.8	$127.7

Basic and diluted earnings per common share	$0.75	$1.02	$3.39	$2.20

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	60.3%	41.0%	54.9%	50.1%
Prior year	-22.4%	-23.5%	-22.6%	-22.6%
Loss and loss adjustment expense ratio	37.9%	17.5%	32.3%	27.5%
Acquisition cost ratio	16.7%	16.0%	16.9%	15.3%
Operating expense ratio	11.7%	13.4%	12.4%	13.4%
Incentive compensation expense ratio	7.7%	7.0%	5.7%	5.3%
Combined ratio	74.0%	53.9%	67.3%	61.5%

MONTPELIER RE HOLDINGS LTD.

RECONCILIATION OF NET INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS

TO OPERATING INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS (1)

(in millions of U.S. dollars)

unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income available to the Company’s common shareholders	$34.8	$53.0	$161.8	$117.8

Add (subtract):
Net realized investment (gains) losses	(19.1)	22.1	(24.5)	6.1
Net unrealized investment (gains) losses	36.7	(26.7)	(0.4)	51.2
Net losses from investment-related derivative instruments (2)	3.9	3.6	11.6	4.7
Net foreign currency (gains) losses	(9.9)	22.3	0.7	6.5
Net (gains) losses from foreign currency-related derivative instruments (2)	(6.5)	(2.8)	(0.9)	0.8

Operating income available to the Company’s common shareholders	$39.9	$71.5	$148.3	$187.1

Operating income per common share	$0.86	$1.38	$3.11	$3.49

MONTPELIER RE HOLDINGS LTD.

BOOK VALUE AND FULLY CONVERTED BOOK VALUE PER COMMON SHARE (1)

unaudited

	Sept. 30,		June 30,		Dec. 31,		Sept. 30,
	2014		2014		2013		2013
Book value per share numerators (in millions of U.S. dollars):

Shareholders’ Equity available to the Company	$1,639.2		$1,667.8		$1,642.1		$1,593.6

less: Non-cumulative preferred shares	(150.0)		(150.0)		(150.0)		(150.0)

[A] Fully converted book value per common share numerator	$1,489.2		$1,517.8		$1,492.1		$1,443.6

Book value per share denominators (in thousands of common shares):

[B] Common shares outstanding	44,326	sh	46,175	sh	49,274	sh	49,785	sh

Restricted share units outstanding	1,817		1,644		1,448		1,671

[C] Fully converted book value per common share denominator	46,143		47,819	sh	50,722	sh	51,456	sh

Book value per common share [A] / [B]	$33.60		$32.87		$30.28		$29.00
Fully converted book value per common share [A] / [C]	32.27		31.74		29.42		28.06

Change in fully converted book value per common share: (3)

From June 30, 2014	2.3%
From December 31, 2013	11.2%
From September 30, 2013	17.2%

(1) These measures constitute “non-GAAP financial measures” as defined in Regulation G and as further described herein.

(2) Represents the portion of our net income or loss from derivative instruments that constitute investment and foreign currency gains and losses.

(3) Computed as the change in fully converted book value per common share after taking into account common dividends declared of $0.20, $0.45 and $0.575 during the three, nine and twelve month periods ended September 30, 2014, respectively.